Principal Real Asset Fund
Supplement dated October 9, 2025
to the Statement of Additional Information
dated August 1, 2025
(as previously supplemented)
This supplement updates information currently in the Statement of Additional Information. Please retain this supplement for future reference.

TAX INFORMATION
Under Qualification as a Regulated Investment Company, please add the following paragraph after the existing paragraph:
In addition, the Fund invests in certain private funds treated as partnerships for U.S. tax purposes. Private funds treated as partnerships pass through the underlying sources of income to the Fund. There is a risk that a private fund could pass through income which is not Qualifying Income to the Fund. If the Fund receives income that is not determined to be Qualifying Income, it may cause the Fund to fail to qualify as a regulated investment company under the IRC for a given year, which would have negative tax consequences to the Fund and its shareholders. The Fund has established processes and procedures for reviewing the structure and income of the private funds it invests in to help ensure the private funds will distribute and allocate Qualifying Income to the Fund. Despite its best efforts, however, the Fund cannot guarantee a private fund will never distribute or allocate income that is not Qualifying Income.

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